Exhibit 99.1

Molina Healthcare Reports First Quarter 2020 Financial Results

Reaffirms 2020 Earnings Guidance

LONG BEACH, Calif.--(BUSINESS WIRE)--April 30, 2020--Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the first quarter of 2020 of $178 million, or $2.92 per diluted share, compared to net income of $198 million, or $2.99 per diluted share, for the first quarter of 2019. Financial results for the first quarter of 2020 are summarized below:

	Three Months Ended March 31,
	2020	2019
	(In millions, except per share results)
Premium Revenue	$4,304	$3,952
Total Revenue	$4,549	$4,119
Pre-Tax Income	$253	$260
Net Income	$178	$198
GAAP EPS – Diluted	$2.92	$2.99

MCR	86.3%	85.3%
G&A Ratio	7.0%	7.3%
Effective Tax Rate	29.8%	23.8%
After-Tax Margin	3.9%	4.8%

Quarter Highlights:

  Premium revenue was $4.3 billion for the first quarter of 2020, an 8.9% increase compared to the first quarter of 2019.
  Medical care ratio (MCR) was 86.3% for the first quarter of 2020, compared to 85.3% for the first quarter of 2019.
  General and administrative (G&A) expense ratio decreased to 7.0% for the first quarter of 2020, compared to 7.3% for the first quarter of 2019.
  After-tax margin was 3.9% for the first quarter of 2020, compared to 4.8% for the first quarter of 2019.
  Net income was $178 million for the first quarter of 2020, compared to $198 million for first quarter of 2019.
  Operating cash flows for the first quarter of 2020 were $136 million.
  The Company reaffirmed its full year 2020 earnings guidance range of $11.20 to $11.70 per diluted share.

“During this unprecedented time, our team has worked tirelessly to ensure that the needs of all of our constituencies continue to be addressed quickly and effectively,” said Joe Zubretsky, president and CEO. “While our financial results slightly exceeded our expectations, the true highlight of the quarter was the performance of our entire workforce and their rapid operational and clinical response across every dimension of the healthcare ecosystem: truly inspirational. Going forward, while COVID-19’s impact on the U.S. healthcare system and the overall economy may develop in unanticipated ways, we believe that, under all scenarios, government-sponsored health care will continue to play a critical role in addressing the crisis.”

Acquisition of Magellan Complete Care

On April 30, 2020, the Company entered into a definitive agreement to acquire the Magellan Complete Care (“MCC”) line of business of Magellan Health, Inc. The purchase price for the transaction is approximately $820 million, net of certain tax benefits. The Company intends to fund the purchase with cash on hand. Magellan Complete Care is a managed care organization serving members in six states. With the addition of MCC, Molina will serve more than 3.6 million members in government-sponsored healthcare programs in 18 states. This transaction is expected to close in the first quarter of 2021.

Quarterly Performance Review

Premium Revenue

Premium revenue for the first quarter of 2020 increased 8.9% to $4.3 billion, compared to $4.0 billion for the first quarter of 2019, primarily due to rate increases in the Medicaid and Medicare lines of business.

Medical Care Ratio

The consolidated MCR for the first quarter of 2020 increased to 86.3%, compared to 85.3% for the first quarter of 2019, reflecting an increase in the Marketplace MCR.

The prior period reserve development in the first quarter of 2020 was negligible. The first quarter of 2019 was positively impacted by approximately 140 basis points of favorable reserve development, primarily in the Medicaid line of business.

Given the timing of the COVID-19 outbreak and related progression, the impact of COVID-19 on the MCR was limited in the quarter.

The Company experienced medical cost pressure in the Medicaid line of business early in the quarter resulting from slightly higher than normal seasonal flu combined with early, but largely undetected COVID-19 costs diagnosed as severe respiratory illness and pneumonia. These increased costs were offset by abating medical care costs in all lines of business very late in the quarter, as elective and discretionary healthcare services began to be postponed and deferred.

MCR by line of business:

  Medicaid MCR: increased to 88.9%, compared to 88.5% for the first quarter of 2019. The prior year was positively impacted by the aforementioned favorable reserve development.
  Medicare MCR: decreased to 81.7%, compared to 84.7% for the first quarter of 2019, due to rate increases and increases in quality incentive premium revenues.
  Marketplace MCR: increased to 72.3%, compared to 62.2% for the first quarter of 2019, which is in line with expectations and reflects the lower prices the Company put into the market in 2020.

General and Administrative Expense Ratio

General and administrative expenses decreased to 7.0% of total revenues for the first quarter of 2020 due to higher revenues, compared to 7.3% for the first quarter of 2019. The current quarter also reflects incremental expense associated with the mobilization of the Company’s workforce to work at home and other new operational protocols related to COVID-19.

Balance Sheet

Cash and investments at the parent company amounted to $841 million as of March 31, 2020, compared to $997 million as of December 31, 2019.

The Company completed its $500 million share repurchase program. Pursuant to 10b5-1 trading plans, the Company purchased a total of 3.4 million shares in the first quarter of 2020 for approximately $450 million.

Cash Flow

Operating cash flows for the first quarter of 2020 amounted to $136 million, and were lower compared to the first quarter of 2019, primarily due to the normal fluctuations in timing of premium receipts and government payments as well as accelerated payments to providers in support of their cash flow which has been impacted by COVID-19.

Guidance

The Company reaffirmed its full year 2020 earnings guidance range of $11.20 to $11.70 per diluted share despite the inclusion of the following:

  The impact of lower yields on investment income.
  Incremental general and administrative expenses related to COVID-19.

Full year 2020 guidance does not include:

  Membership increases related to the impact of COVID-19 on unemployment. While Medicaid and Marketplace enrollment is likely to increase due to widespread unemployment, the timing and number of potential enrollees are not certain and, therefore, are excluded from full year 2020 guidance.
  Impact of COVID-19 on net medical cost. Due to the uncertainty of COVID-19’s impact on utilization and medical costs, its impact on net medical cost is excluded from full year 2020 guidance.
  Previously announced acquisitions that have not yet closed.

While the timing, duration, and severity of COVID-19’s impact on the Company’s financial metrics and earnings on an intra-quarter basis and throughout the rest of the year are not entirely predictable, the Company is reaffirming the following full year 2020 guidance:

Full Year 2020 Guidance
Total Revenue	~$18.3B
GAAP EPS – Diluted	$11.20 - $11.70

Ratios:
MCR	86.2% - 86.4%
G&A	~7.2%
After-Tax Margin	3.7% - 3.8%
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All amounts are rounded and approximations.

Conference Call

Management will host a conference call and webcast to discuss Molina Healthcare’s first quarter 2020 results at 8:00 a.m. Eastern Time on Friday, May 1, 2020. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is 9792454. A telephonic replay of the conference call will be available through Friday, May 8, 2020, by dialing (877) 344-7529 and entering confirmation number 10140845. A live audio broadcast of this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.4 million members as of March 31, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release and our accompanying oral remarks contain forward-looking statements regarding our 2020 guidance, as well as our plans, expectations, and our anticipation regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and also in our Quarterly Report on Form 10-Q for the period ended March 31, 2020.

These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of April 30, 2020, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
	2020	2019
	(In millions, except per‑share amounts)
Revenue:
Premium revenue	$4,304	$3,952
Premium tax revenue	150	138
Health insurer fees reimbursed	66	—
Investment income and other revenue	29	29
Total revenue	4,549	4,119
Operating expenses:
Medical care costs	3,716	3,371
General and administrative expenses	317	302
Premium tax expenses	150	138
Health insurer fees	68	—
Depreciation and amortization	20	25
Other	4	3
Total operating expenses	4,275	3,839
Operating income	274	280
Other expenses, net:
Interest expense	21	23
Other income, net	—	(3)
Total other expenses, net	21	20
Income before income tax expense	253	260
Income tax expense	75	62
Net income	$178	$198

Net income per share - Diluted	$2.92	$2.99

Diluted weighted average shares outstanding	61.0	66.2

Operating Statistics:
Medical care ratio	86.3%	85.3%
G&A ratio	7.0%	7.3%
Premium tax ratio	3.4%	3.4%
Effective income tax rate	29.8%	23.8%
After-tax margin	3.9%	4.8%

MOLINA HEALTHCARE, INC. CONSOLIDATED BALANCE SHEETS
	March 31,	Dec. 31,
	2020	2019
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,365	$2,452
Investments	2,010	1,946
Receivables	1,603	1,406
Prepaid expenses and other current assets	346	163
Total current assets	6,324	5,967
Property, equipment, and capitalized software, net	385	385
Goodwill and intangible assets, net	168	172
Restricted investments	82	79
Deferred income taxes	71	79
Other assets	99	105
Total assets	$7,129	$6,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,981	$1,854
Amounts due government agencies	777	664
Accounts payable, accrued liabilities and other	743	484
Deferred revenue	43	249
Current portion of long-term debt	26	18
Total current liabilities	3,570	3,269
Long-term debt	1,596	1,237
Finance lease liabilities	229	231
Other long-term liabilities	87	90
Total liabilities	5,482	4,827
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 59 million shares at March 31, 2020, and 62 million shares at December 31, 2019	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	140	175
Accumulated other comprehensive (loss) income	(15)	4
Retained earnings	1,522	1,781
Total stockholders’ equity	1,647	1,960
Total liabilities and stockholders’ equity	$7,129	$6,787

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating activities:
Net income	$178	$198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20	25
Deferred income taxes	14	15
Share-based compensation	12	9
Gain on debt repayment	—	(3)
Other, net	(3)	6
Changes in operating assets and liabilities:
Receivables	(197)	(29)
Prepaid expenses and other current assets	(229)	20
Medical claims and benefits payable	127	34
Amounts due government agencies	113	(35)
Accounts payable, accrued liabilities and other	247	(30)
Deferred revenue	(206)	(4)
Income taxes	60	43
Net cash provided by operating activities	136	249
Investing activities:
Purchases of investments	(578)	(185)
Proceeds from sales and maturities of investments	493	366
Purchases of property, equipment, and capitalized software	(21)	(6)
Other, net	3	(4)
Net cash (used in) provided by investing activities	(103)	171
Financing activities:
Common stock purchases	(453)	—
Proceeds from borrowings under term loan facility	380	100
Cash paid for partial termination of warrants	(30)	(103)
Cash paid for partial settlement of conversion option	(27)	(115)
Cash received for partial settlement of call option	27	115
Repayment of principal amount of convertible senior notes	(12)	(46)
Other, net	(3)	1
Net cash used in financing activities	(118)	(48)
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(85)	372
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	2,508	2,926
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$2,423	$3,298

MOLINA HEALTHCARE, INC. UNAUDITED HEALTH PLANS SEGMENT DATA (Dollars in millions)
	March 31,	Dec. 31,	March 31,
	2020	2019	2019
Ending Membership by Government Program:
Medicaid	2,970,000	2,956,000	2,964,000
Medicare	105,000	101,000	97,000
Marketplace	329,000	274,000	332,000
Total	3,404,000	3,331,000	3,393,000

Ending Membership by Health Plan:
California	550,000	565,000	600,000
Florida	123,000	132,000	144,000
Illinois	230,000	224,000	219,000
Michigan	367,000	362,000	369,000
Ohio	300,000	288,000	295,000
Puerto Rico	170,000	176,000	207,000
South Carolina	136,000	131,000	126,000
Texas	345,000	341,000	377,000
Washington	878,000	832,000	815,000
Other (1)	305,000	280,000	241,000
Total	3,404,000	3,331,000	3,393,000
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(1)	“Other” includes the Idaho, Mississippi, New Mexico, New York, Utah and Wisconsin health plans, which are not individually significant to the Company’s consolidated operating results.
	Three Months Ended March 31,
	2020			2019
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$3,286	$2,921	88.9%	$3,004	$2,658	88.5%
Medicare	634	517	81.7	551	466	84.7
Marketplace	384	278	72.3	397	247	62.2
Consolidated	$4,304	$3,716	86.3%	$3,952	$3,371	85.3%
__________________
(1)	The MCR represents medical costs as a percentage of premium revenue.

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liability includes a provision for adverse claims deviation based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which the original estimate of claims and benefits payable at the beginning of the period was more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Three Months Ended March 31,		Year Ended Dec. 31, 2019
	2020	2019
	Unaudited
Medical claims and benefits payable, beginning balance	$1,854	$1,961	$1,961
Components of medical care costs related to:
Current period	3,817	3,560	14,176
Prior period	(101)	(189)	(271)
Total medical care costs	3,716	3,371	13,905
Change in non-risk and other provider payables	(10)	171	24
Payments for medical care costs related to:
Current period	2,274	2,197	12,554
Prior period	1,305	1,311	1,482
Total paid	3,579	3,508	14,036
Medical claims and benefits payable, ending balance	$1,981	$1,995	$1,854

Days in claims payable, fee for service (1)	49	52	50
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(1)

Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $64 million, $51 million and $50 million, as of March 31, 2020, March 31, 2019, and December 31, 2019, respectively.

MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions, except per diluted share amounts)

The Company believes that certain non-generally accepted accounting principles, or non-GAAP, financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”): Net income on a GAAP basis less depreciation, and amortization of intangible assets and capitalized software, interest expense and income tax expense. The Company believes that EBITDA is helpful to investors in assessing the Company’s ability to meet the cash demands of its operating units.

	Three Months Ended March 31,
	2020	2019
Net income	$178	$198
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	20	25
Interest expense	21	23
Income tax expense	75	62
EBITDA	$294	$308

Adjusted net income: Net income on a GAAP basis less amortization of intangible assets, restructuring costs, gain on debt repayment, and the aggregate income tax effect calculated at the statutory tax rate. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance exclusive of the non-cash impact of the amortization of purchased intangibles and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.

Adjusted net income per diluted share: Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

	Three Months Ended March 31,
	2020		2019
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$178	$2.92	$198	$2.99
Adjustments:
Amortization of intangible assets	4	0.06	5	0.07
Restructuring costs	4	0.07	3	0.04
Gain on debt repayment	—	—	(3)	(0.04)
Subtotal, adjustments	8	0.13	5	0.07
Income tax effect (1)	(2)	(0.03)	(1)	(0.02)
Adjustments, net of tax effect	6	0.10	4	0.05
Adjusted net income	$184	$3.02	$202	$3.04

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(1)	Income tax effect of adjustments calculated at the blended federal and state statutory tax rate of 23.1% and 22.6% for 2020, and 2019, respectively.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588